FOR IMMEDIATE RELEASE

For further information, please contact:
Mark Bagnall
Chief Financial Officer
Somatix Therapy Corporation
510-748-3064
William Dunnett
Bristol-Myers Squibb Company
609-252-5094

             BRISTOL-MYERS SQUIBB INVESTS IN SOMATIX

 COMPANIES TO EVALUATE POSSIBLE AREAS FOR COLLABORATION IN GENE
THERAPY

     (ALAMEDA, Calif. and Princeton, N.J. -- August 15, 1995) Somatix Therapy Corporation (NASDAQ:SOMA) and Bristol-Myers Squibb Company (NYSE:BMY) today announced that Bristol-Myers Squibb will make a $20 million investment in Somatix in return for certain rights in the area of cancer gene therapy.

     Bristol-Myers Squibb has made an initial equity investment of $10 million in Somatix stock at a premium to the market. After January l, 1996, and subject to Somatix obtaining release from regulatory agencies to start a Phase II clinical trial for its GVAX [TRADEMARK]* cancer vaccine, Bristol-Myers Squibb will purchase an additional $10 million in Somatix stock also at a premium.

     In addition to an equity investment in Somatix, Bristol-Myers Squibb will have a five year right of first offer with regard to collaborations with Somatix in any of its internally initiated oncology programs. Somatix will notify Bristol-Myers Squibb of its intention to seek a corporate partner, giving Bristol-Myers Squibb an early opportunity to expand its relationship with Somatix.

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     As part of the agreement, Leon E. Rosenberg, M.D.,
president, Bristol-Myers Squibb Pharmaceutical Research
Institute, will be nominated to the Somatix Board of Directors.
In addition, the companies will meet twice annually to review scientific and clinical accomplishments at Somatix and to discuss specific areas of potential collaboration.


     Gene therapy involves the transfer of genes into cells for therapeutic benefit. While early in its development, this technology could address such diseases as Parkinson's disease, Alzheimer's disease, cystic fibrosis, hypertension, cardiovascular disease and cancer. Although there is no gene therapy product currently on the market available to patients, many researchers believe that it holds the key to the effective treatment and cure of a wide range of genetic and acquired diseases.

     "Gene therapy offers great promise in treating many types of diseases," said Dr. Rosenberg. "Somatix is a clear leader in realizing the potential of gene therapy by having a broad portfolio of gene transfer technologies, recruiting an excellent scientific team and building a strong proprietary position. We look forward to joining forces with them to fully explore the medical needs that can be addressed with this novel form of therapy."

     David W. Carter, chief executive officer and chairman of Somatix, said "Bristol-Myers Squibb is an internationally respected healthcare company with a proven track record in

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developing, manufacturing and marketing products for the
treatment of cancer. Our agreement with this pharmaceutical leader serves as a recognition of Somatix's strengths in the field of gene therapy. We look forward to close interaction with our new partners, particularly with Dr. Rosenberg when he joins the Board, and to a fruitful relationship with Bristol-Myers Squibb."

     The agreement between the two companies occurs on the heels of Somatix's private placement financing, which yielded the company $16.5 million. With the additional investment and commitments from Bristol-Myers Squibb, Somatix now has about two years of cash reserves.

     Bristol-Myers Squibb is a diversified worldwide health and personal care company whose principal businesses are pharmaceuticals, consumer products, nutritionals and medical devices. It is a leading maker of innovative therapies for cardiovascular, metabolic and infectious diseases, central nervous system and dermatological disorders, and cancer. The company is also preeminent in consumer medicines, orthopedic devices, ostomy care, wound management, nutritional supplements, infant formulas, and hair and skin care products.

     Somatix Therapy Corporation is a leader in the field of gene therapy. The company intends to research, develop and commercialize proprietary processes for the genetic modification of cells and their use in the treatment of human disease.
Somatix's assets include its highly efficient gene transfer

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technology, broad-based intellectual property and product
development programs focused on cancer and degenerative neurological diseases.

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*    GVAX is a trademark of Somatix Therapy Corporation.


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